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                                                                     EXHIBIT 2.6



                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is made this 2nd day of November, 1998, by and between Anserphone, Inc., a Delaware corporation ("Buyer"), Protocol Holdings, Inc., a Delaware corporation and ultimate parent of Buyer ("Parent"), Anserphone of New Orleans, Inc., a Louisiana corporation (the "Seller") and Charles F. Read, Jr. and C. Baldwin Read (the "Stockholders", and each individually, a "Stockholder").

                              W I T N E S S E T H :
                              - - - - - - - - - - -

         WHEREAS, the Seller is principally engaged in the business of supplying operator, answering and telemarketing services (the "Business") and is the end user subscribers for certain toll free telephone numbers listed on Schedule 2.1(q) hereto (the "Toll Free Telephone Numbers");

         WHEREAS, the Stockholders are presently the owners of all of the issued and outstanding capital stock of the Seller; and

         WHEREAS, the Seller desires to sell to Buyer, and Buyer desires to purchase from the Sellers substantially all of its assets and operations subject to certain liabilities, all in the manner and subject to the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

         1. TERMS OF ACQUISITION.

         1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 1.6 below), the Seller shall, and the Stockholders shall cause the Seller to, sell, transfer, convey, assign and deliver ("Transfer") to Buyer, and Buyer shall purchase, acquire and accept from the Seller, the Business and all of such Seller's rights, properties, assets, contracts, leases and businesses of every kind, character and description, whether tangible or intangible, real, personal or mixed, accrued, contingent or otherwise, and wherever located, less and except the Excluded Assets (as defined in Section 1.2 below) (after giving effect to the exclusion of the Excluded Assets, such assets are hereinafter collectively referred to as the "Transferred Assets"), free and clear of all liens, claims and encumbrances, including, without limitation:

         (a) all machinery, equipment, furniture, office equipment, telephone equipment, computers and computer equipment, spare parts, supplies, tools and vehicles;



--------------
In this Exhibit, "[***]" represents material omitted from this Exhibit and filed separately with the Securities and Exchange Commission and for which Confidential Treatment has been requested.

         (b) all of the Seller's right, title and interest in and to any income and payments due to the Seller, including, without limitation, all accounts and accounts receivable whether or not reflected on the Seller's books and records, but expressly excluding the Excess Receivables (as defined in Section 9.2 hereof) and receivables due from employees, not in excess of $30,000, as listed on Schedule 1.2(f) hereto;

         (c) all letters of credit, leases of real and personal property, rental agreements, commitments, insurance policies (other than the disability policies listed on Schedule 1.2(c) hereto), purchase orders, sales orders, service agreements, maintenance agreements, distribution agreements, supply agreements and all other contracts, agreements and understandings, whether written or oral, and all rights, claims and causes of action thereunder, whether pending or inchoate;

         (d) all prepaid assets and all deposits, refunds, rebates and other rights to payment relating to the Transferred Assets;

         (e) all intangible assets (including, without limitation, all issued and applied for patents, trademarks, copyrights, trade names, trade secrets, service marks, customer lists, relationships and arrangements with customers, covenants not to compete, authors, designers and suppliers, inventions, formulae, processes and permits, computer software and source code, and all licenses, agreements and applications with respect to any of the foregoing, any goodwill associated with any of the foregoing, and all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement) arising from or utilized in the operations of the Business, including the names "Anserphone" and "Anserve" and all derivations thereof (subject to Section 9.4 hereof);

         (f) to the extent transferable, all licenses, authorizations and permits issued by any governmental agency relating to the Business or the Transferred Assets, and all applications therefor pending; and

         (g) all books, records and files (other than minute and stock books and other similar corporate records) relating to the Business and the Transferred Assets and the operations thereof for all periods ending on or before the Effective Date, but excluding such items which relate to the Excluded Assets or the liabilities of the Seller not assumed by Buyer.

    1.2 EXCLUDED ASSETS. Notwithstanding anything in Section 1.1 to the contrary, the Seller shall retain all of their right, title and interest in and to all of, and shall not Transfer to Buyer any of, the following assets, rights and properties (the "Excluded Assets"):

         (a) all cash, and cash equivalents, of the Seller on the Effective
Date;

         (b) all claims of the Seller in the action styled CLIFTON F. BURLEIGH AND EVELYN C. BURLEIGH V. EXECUTIVE SERVICES INC. AND ANSERPHONE OF NEW ORLEANS, INC., Case No. 438911 Division D, currently pending in the 19th Judicial Court, Parish of East Baton Rouge (the "ESI Action");

         (c) the Excess Receivables (as defined in Section 9.2 below);

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         (d) any proceeds and any other consideration paid or payable in accordance with this Agreement and all rights of the Seller under this Agreement or any agreement or instrument executed pursuant hereto or thereto, including, without limitation, the Seller's rights to enforce Buyer's representations, warranties and covenants hereunder and the obligations of Buyer to pay, perform or discharge the Assumed Liabilities;

         (e) all minute books, stock books and similar corporate records of the Seller; and

         (f) the items set forth on Schedule 1.2(f).

      1.3 NO ASSUMPTION OF LIABILITIES. Except for the liabilities expressly set forth on Schedule 1.3 hereto, Buyer shall not assume and shall have no liability for, any liabilities or obligations of the Seller (or any predecessor of the Seller, including, without limitations Anserve, Inc., a Louisiana corporation ("Anserve")), known or unknown, fixed or contingent ("Liabilities") including, without limitation, the following:

         (a) any liability in respect of accounts payable;

         (b) any liability in respect of any indebtedness whether or not secured by the Transferred Assets;

         (c) subject to Section 1.10(b) hereof, any liability for any Federal, state, local or foreign income, capital gains, franchise taxes, taxes on capital, sales and use tax, or employee withholding taxes (including, without limitation, any deferred income tax liability and any penalties and interest thereon);

         (d) any liability for expenses incurred by, or for claims made against, the Seller in connection with or resulting from or attributable to this Agreement or the transactions contemplated hereby, if any;

         (e) any liability for any investment banking, brokerage or similar charge or commission, or any attorneys' or accountants' fees and expenses, payable or incurred by the Seller in connection with the preparation, negotiation, execution or delivery of this Agreement or the transactions contemplated hereby;

         (f) any liability of the Seller to Buyer arising out of any misrepresentation or breach of any warranty of the Seller contained in this Agreement or any of the schedules or exhibits hereto or in any certificate, agreement, instrument or other document delivered pursuant hereto or out of the failure of the Seller to perform any of their agreements or covenants contained herein or therein or to perform or satisfy any of the Liabilities;

         (g) any liability or obligation to employees including, without limitation, liabilities and obligations in respect of compensation and severance (including, without limitation, severance obligations arising as a result of the transactions contemplated hereby) and any liability or obligation under any employee pension, benefit or other plan; and

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         (h) any other liability arising from or relating to the operation of the Business (whether by the Seller or Anserve) on or prior to the Effective Date to the extent not otherwise specifically set forth in this Section 1.3.

The Seller shall remain fully liable for, and shall promptly pay when due, all such Liabilities.

      1.4 [Intentionally Omitted]

      1.5 PURCHASE PRICE.

         (a) As the purchase price for all of the Transferred Assets (the "Purchase Price"), (i) Buyer shall pay to the Seller an aggregate sum, subject to adjustment as provided in Section 1.7 below, of [******] in cash (the "Cash Purchase Price"), and (ii) Buyer shall cause Parent to issue [******] shares of Common Stock of Parent (the "Parent Common Stock"), the further transfer of which shall be restricted under the Securities Act of 1933 and as provided under
Section 2.2(f) hereof.

         (b) The Cash Purchase Price shall be payable in the form of a bank cashier's check, certified check or federal funds wire transfer to an account of the Seller designated by it in writing prior to Closing and shall be due and payable as follows: (i) [*******] at Closing and (ii) [******] on the earlier of
(x) one hundred fifty (150) days after Closing or (y) the final determination of the Financial Statements as described in Section 1.7 below.

         (c) The Parent Common Stock will be issued in the name of the Seller, or its designees, and in amounts, as directed by the Seller in writing within three (3) business days prior to Closing.

      1.6 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller's counsel, in New Orleans, at 10:00 A.M., November 2, 1998, or at such other place and/or on such other date and time as shall be agreed upon by Buyer and the Seller (the "Effective Date"), which Closing shall be effective as of 12:01 a.m. on the date of Closing.

      1.7 EBITDA ADJUSTMENT TO PURCHASE PRICE.


         (a) Within one hundred fifty (150) days after Closing, Buyer shall cause KPMG Peat Marwick LLP to deliver to the Seller an audited balance sheet and related statements of income, retained earnings and cash flows for the Seller for its fiscal years ended December 31, 1997 (the "1997 Financial Statements"), and for the 12-month periods ended October 31, 1998 (the "12-Month Financial Statements"), all of which financial statements shall be prepared on a pro forma basis, as though the Business conduct throughout the periods involved, were conducted by the Seller and by Anserve as separate entities and in accordance with generally accepted accounting principles ("GAAP") and the rules and regulations of the Securities Exchange Commission applicable to financial reporting of public companies.

         (b) The Seller shall have forty-five (45) days from delivery of the 1997 Financial Statements and the 12-Month Financial Statements (collectively, the "Financial Statements") to raise any objection thereto by delivery of written notice to Buyer setting forth such

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objections in reasonable detail. In the event that the Seller shall fail to so deliver such written objections with respect to any of the Financial Statements within such 45-day period, then any such Financial Statements in respect of which no such objection is so delivered shall be deemed final and binding on the parties. In the event that any such objections are so delivered, Buyer and the Seller shall attempt, in good faith, to resolve such objections and, if unable to do so within fifteen (15) days of delivery of such objections, shall, within five (5) business days thereafter designate a nationally recognized firm of independent public accountants, mutually satisfactory to Buyer and the Seller (the "Independent Accountants"). In the event that Buyer and the Seller are unable to agree on the Independent Accountants within such 5-business day period, the Independent Accountants shall be designated jointly by the independent accountants of Buyer and the Seller within three (3) business days thereafter. The Independent Accountants shall resolve all remaining objections to the Financial Statements made by the Seller in accordance herewith within thirty (30) days from its date of designation. The determination of the Independent Accountants shall be final and binding on the parties. The fees and expenses of the Independent Accountant shall be borne by the Stockholders, jointly and severally, unless the determination of the Independent Accountants shall result in an increase in the amount of the Purchase Price of more than ten (10%) percent over the amount of the Purchase Price as determined from the Financial Statements originally delivered to the Seller.

         (c) The Cash Purchase Price shall be adjusted in each of the following instances, based on the Financial Statements, as finally determined in accordance herewith, by the amount (the "Adjustment Amount") determined as follows:

              (i) in the event that the sum of [*********] (the "Adjustment Target") shall exceed 12-Month EBITDA (as defined below) by more than [******] (e.g. [**]), the Cash Purchase Price shall be reduced by an amount equal to [****] for each $1.00 of the entire excess over 12 - month EBITDA (rounded down to the nearest whole dollar); and

              (ii) in the event that 12-Month EBITDA shall exceed the Adjustment Target by more than [*****] (e.g. [**]), the Cash Purchase Price shall be increased by an amount equal to [****] for each $1.00 of the entire excess over the Adjustment Target (rounded down to the nearest whole dollar); and

Within thirty (30) business days of the final determinations of the Financial Statements, the Seller shall pay to Buyer (whether or not the sum of such Adjustment Amounts shall exceed the Cash Purchase Price) any Adjustment Amount calculated pursuant to Section 1.7(c)(i) above, in the aggregate, by wire transfer of immediately available funds to an account designated in writing by Buyer and Buyer shall pay to the Seller the Adjustment Amount calculated pursuant to 1.7(c)(ii) above.

         (d) For purposes hereof, "12-Month EBITDA" shall mean the earnings of the Seller (and Anserve) for the 12-month period ended October 31, 1998, as set forth in the 12-Month Financial Statements before deduction for interest, taxes, depreciation and amortization, in each case determined in accordance with GAAP, as adjusted for extraordinary non-recurring income and expenditures as set forth on Schedule 1.7(d) hereto, with respect to non-recurring income, to the extent actually received and with respect to non-recurring expenditures, to the extent actually incurred, and to the extent of the amounts thereof which Buyer determines will not be incurred by it in the operation of the Business in the ordinary course from and after the

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Effective Date.

    1.8 EARN-OUT ADJUSTMENT.

         (a) In addition to the Purchase Price payable pursuant to Section 1.5 above, Buyer shall pay additional amounts, and shall cause Parent to issue additional shares of Parent Common Stock, upon the occurrence of the following events and in the following amounts:

              (i) in the event that Combined EBITDA for any of the calendar years 1999 and/or 2000 shall be an amount equal to or greater than (A) [***************] of the Target EBITDA for such calendar year and (B) [**************] of the gross revenues of the Combined Business for such calendar year, Buyer shall cause Parent to issue [******] shares of Parent Common Stock for each such calendar year such event occurs; and

              (ii) in the event that Combined EBITDA for any of the calendar years 1999, 2000 and/or 2001 shall exceed [****************] of gross revenues for the Combined Business for such calendar year and shall be (A) an amount equal to or greater than [***************************************] , but not greater than [*****************], of the Target EBITDA for such calendar year, Buyer shall pay, in respect of any such calendar year in which such event occurs, an amount equal to [**] of the amount of the excess over such Target EBITDA, (B) an amount greater than [************************] , but not greater than [************] , of the Target EBITDA for such calendar year, Buyer shall pay, in respect of any such calendar year in which such event occurs, an amount equal to [***********] of the amount of the excess over the Target EBITDA or (C) an amount greater than [***************************] of the Target EBITDA for such calendar year, Buyer shall pay, in respect of any such calendar year in which such event occurs, an amount equal to [***********] of the excess over the Target EBITDA.

         (b) For purposes hereof, (i) "Combined EBITDA" shall mean the combined earnings of the Combined Business before deduction for interest, taxes, depreciation and amortization, as set forth in Parent's annual, audited consolidating financial statements prepared in accordance with GAAP, but, notwithstanding the forgoing, specifically excluding from any such earnings any amounts received or receivable in respect of any accounts receivable, claims or other rights constituting any portion of the Transferred Assets or arising out of or in connection with this Agreement, (ii) "Combined Business" shall mean the Business (including, without limitation, the business, formerly conducted by Anserve) and the business of Anserphone Systems, Inc., an Alabama corporation, acquired by Buyer on the Effective Date, as conducted by Buyer, and (iii) "Target EBITDA" shall mean (A) for calendar year 1999, [*******************] of the sum of (1) 12-month EBITDA plus (2) the 12-month EBITDA ("ASI 12-month EBITDA") as defined in the Asset Purchase Agreement of even date herewith among Buyer, Anserphone Systems, Inc., an Alabama corporation ("ASI") and the shareholders of ASI named therein ("1999 Trigger"), (B) for calendar year 2000, [************************] of the 1999 Trigger ("2000 Trigger") and (C) for
calendar year 2001, [**************************] of the 2000 Trigger.

         (c) Amounts payable, and shares issuable, pursuant to Section 1.8(a) above shall be determined annually, shall not be cumulative and shall be payable promptly upon receipt by Buyer of the annual financial statements referred to in
Section 1.8(b)(i) above. With

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each such payment, or issuance, Buyer shall deliver a copy of such financial statements, together with a reasonably detailed calculation of the amounts paid and/or shares issued. Amounts shall be paid, and shares shall be issued, as directed in writing by Seller. The number of shares of Parent Common Stock issuable pursuant to Section 1.8(a)(i) above shall be subject to adjustment for stock splits, reverse stock splits, recapitalizations and consolidations as though outstanding on the record or effective date, as the case may be, of any such event .

         (d) Notwithstanding anything to the contrary contained in this Section 1.8, no amounts shall be payable, and no shares shall be issuable, in respect of any calendar year in which both of the Stockholders shall have either voluntarily terminated their employment with Buyer or Buyer shall have terminated such employment for "cause", as defined in each such Stockholder's employment agreement with Buyer.

     1.9 [***********] .

         (a) [*******************]






         (b) [************************]




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      1.10 PURCHASE PRICE ALLOCATION.

         (a) The parties acknowledge and agree that the Purchase Price shall be allocated among the Transferred Assets in accordance with Schedule 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and as set forth in a written notice to the Seller promptly after the final determination of the Financial Statements (the "Allocation Notice"). The parties shall not take any position for purposes of Federal, state or local income taxes respecting the allocation of the Purchase Price which is inconsistent with the allocation set forth in such Allocation Notice.

         (b) If, as a result of any allocation in the Allocation Notice, Seller is required, pursuant to Section 1245 of the Code, to recapture depreciation taken by Seller with respect to depreciable assets included in the Transferred Assets, Buyer shall indemnify, and hold Seller harmless, on an after-tax basis, for the difference between the tax incurred by Seller with respect to the amount of such depreciation recapture on such assets at the ordinary income rate and the amount of such tax Seller would have incurred had such depreciation recapture amount been taxed at the long term capital gains rate, together with any interest or penalties thereon incurred by Seller as a result of (i) Buyer's failure to promptly pay to Seller amounts due pursuant to this Section 1.10 or
(ii) any tax audit related to the proper characterization of such allocation.

         (c) Seller may claim any amounts pursuant to this Section 1.10 at any time within fifteen days from delivery of the Allocation Notice by delivery of written notice ("Adjustment Notice") to Buyer setting forth a reasonably detailed calculation of the amount claimed, together with a copy of Seller's tax returns on which such recapture income is reported. Buyer shall have fifteen days from delivery of the Adjustment Notice to raise any objection thereto by delivery of written notice setting forth such objections in reasonable detail. In the event that Buyer shall fail to deliver such written objections with such period, the calculation set forth in the Adjustment Notice shall be deemed final and binding on the parties (unless the Internal Revenue Service, pursuant to a tax audit, shall reallocate any allocation in the Allocation Notice) and Buyer shall thereupon promptly pay to Seller the amount set forth in the Adjustment Notice as directed therein. In the event that any such objections are delivered, Buyer and the Seller shall attempt, in good faith, to resolve such objections and if unable to do so within fifteen days from the delivery thereof, shall promptly appoint a mutually acceptable independent certified public accountant (who shall be the Independent Accountant, if one has been designated pursuant to Section 1.7 above) whose determination with respect to such objection will be final and binding on the parties. The cost of any such accountant will be shared equally by Buyer and the Seller.

      2. REPRESENTATIONS AND WARRANTIES.

         2.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE STOCKHOLDERS. The Seller and the Stockholders hereby, jointly and severally, represent and warrant to, and covenant and agree with, Buyer as follows:

              (a) ORGANIZATION, GOOD STANDING AND POWER. The Seller is a corporation duly organized, validly existing and in good standing and authorized to exercise its corporate powers, rights and privileges under the laws of the State of Louisiana with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. Schedule 2.1(a) hereto sets forth all states and other jurisdictions in

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which the Seller is duly qualified and in good standing to do business as a foreign corporation. There are no other states or jurisdictions in which the character and location of the properties owned or leased by it, or the conduct of its business makes such qualification necessary, except where failure to so qualify would not have a material adverse effect on the financial condition, business or operations of the Seller. Copies of the Seller's Articles of Incorporation and all amendments thereto, and of the Seller's By-Laws, as amended to date, are attached to Schedule 2.1(a) and are complete and correct. To the best knowledge of the Seller and the Stockholders, the Seller's minute books contain complete and accurate records of all meetings and other corporate actions, including, without limitation, actions by unanimous written consent of the Stockholders and board of directors of the Seller (including all committees of its board of directors).

         (b) AUTHORITY. The execution and delivery by the Seller and the Stockholders of this Agreement and all of the agreements, schedules, exhibits, documents and instruments specifically provided for hereunder to be executed and/or delivered by any or all of them (all of the foregoing, including this Agreement, being hereinafter sometimes collectively referred to as the "Executed Agreements"), the performance by the Seller and any or all of the Stockholders (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, and the consummation of the transactions contemplated by the Executed Agreements, have been duly and validly authorized by all necessary corporate action on the part of the Seller and by the Stockholders, and the Seller has all necessary corporate power and authority with respect thereto. This Agreement has been, and upon Execution and delivery of each of the other Executed Agreements such other Executed Agreements will be, duly executed and delivered. Neither the execution and delivery by the Seller and any or all of the Stockholders (to the extent that they are parties thereto) of the Executed Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor the performance by the Seller and any or all of the Stockholders (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of the Seller, (ii) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise result in a loss of any material contractual benefits to the Seller, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller or any Stockholder is a party or by which it or any of their properties or assets may be bound, (iii) violate, in any material respect, any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Seller or any of the Stockholders or any of their respective properties or assets, (iv) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon any of the properties or assets of the Seller, or (v) interfere with or otherwise materially and adversely affect the ability of the Seller to carry on its business as now conducted.

         (c) INTERESTS IN OTHER ENTITIES. Except as set forth in Schedule 2.1(c) hereto, the Seller does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation or entity, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any entity, or (iii) have any obligation, direct or indirect, present or contingent, to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or to share any profits or capital investments in other persons or entities, or both.

         (d) GOVERNMENTAL AUTHORIZATIONS; THIRD PARTY CONSENTS. Except as

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set forth in Schedule 2.1(d) hereto, no approval, consent, compliance, exemption, authorization or other action by, or notice to or filing with, any governmental authority or any other entity, and no lapse of a waiting period, is necessary or required to be obtained by the Seller or any Stockholder in connection with the execution, delivery or performance by any of them, of this Agreement, any of the Executed Agreements or the transactions contemplated hereby.

         (e) PROJECTIONS. The Seller has delivered to Buyer a set of projections (the "Projections"), a copy of which is attached hereto as Schedule 2.1(e), which the Seller and the Stockholders have been advised are material to Buyer in its decision to enter into this Agreement. The Projections are based on the best estimates of the Seller and the Stockholders derived from reasonable expectations at the time the Projections were made, and the Seller and the Stockholders believe that Buyer is justified in relying thereon, there being, however, no guarantee of the achievement of the Projections.

         (f) FINANCIAL STATEMENTS. The Seller has delivered to Buyer true and complete copies of its and Anserve's unaudited balance sheets as of December 31, 1996, and the related statements of income, retained earnings and cash flows for the period then ending (the "1996 Financial Statements"), true and complete copies of its and Anserve's unaudited balance sheets as of December 31, 1997, and the related statements of income, retained earnings and cash flows for the period then ending (the "1997 Financial Statements") and true and complete copies of its and Anserve's unaudited balance sheets for the eight month period ended August 31, 1998 (the "Interim Balance Sheet"), and the related statements of income, retained earnings and cash flows for the period then ending (collectively, with the Interim Balance Sheet, the "Interim Financial Statements"). All of such financial statements, including any notes thereto, were prepared on a consistent basis throughout the periods involved and such fairly present the financial position of the Seller and Anserve at the dates thereof and the results of its operations for the periods as indicated. The books and records of the Seller and Anserve are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition and results of operations of the Seller and Anserve as set forth in the financial statements referred to herein.

         (g) ABSENCE OF UNDISCLOSED LIABILITIES. To the best of the Seller's and the Stockholders' knowledge, the Seller does not have any liabilities, commitments or obligations, whether accrued, absolute, contingent or otherwise which have not been (i) in the case of liabilities, commitments and obligations of a type customarily reflected on the corporate balance sheet of the Seller or Anserve, reflected on the Interim Balance Sheet in accordance with GAAP, incurred, consistent with past practice, in the ordinary course of business since the date of the Interim Balance Sheet and which are not material either individually or in the aggregate or (ii) in the case of all other types of liabilities and obligations, described in Schedule 2.1(g) hereto.

         (h) ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in Schedule 2.1(h) hereto, since August 31, 1998, neither the Seller nor Anserve have:

              (i) suffered any material adverse change in their working capital, condition (financial or otherwise), assets, liabilities, business, operations or prospects;

              (ii) incurred any material liabilities or obligations except items incurred in the ordinary course of business and consistent with past practice, none of which

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exceeds $10,000 (counting obligations or liabilities arising from one transaction or a series or similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or experienced any increase in, or change in any assumption underlying or methods of calculating, any bad debt, contingency or other reserves;

              (iii) permitted or allowed, or agreed to permit or allow, any of their property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind in excess of $10,000 in the aggregate, except encumbrances disclosed on Schedule 2.1(h) hereto and which will be discharged on or prior to the Effective Date ;

         (iv) written off, or agreed to write off, as uncollectible any notes or accounts receivable, except for write-offs in the ordinary course of business and consistent with past practice, none of which are material;

         (v) canceled any debts or waived or suffered to lapse any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of their properties or assets (real, personal or mixed, tangible or intangible) or agreed to do any of the foregoing, except in the ordinary course of business and consistent with past practice;

         (vi) disposed of or suffered to lapse any rights to use any Toll Free Telephone Number listed on Schedule 2.1(q) hereof, patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of their business) to any person any trade secret, formula, process or know-how or agreed to do any of the foregoing;

         (vii) granted, or agreed to grant, any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, and, unless otherwise set forth in Schedule 2.1(h), no such increase is customary on a periodic basis or is required by agreement or understanding;

         (viii) made, or agreed to make, any single capital expenditure or commitment in excess of $10,000 for additions to property, plant, equipment or intangible assets or made, or agreed to make, aggregate capital expenditures and commitments in excess of $10,000 (on a consolidated basis), for additions to property, plant, equipment or intangible assets, other than the New Equipment set forth on Schedule 1.3 hereto;

         (ix) made any change in any method of accounting or accounting practice; or

         (x) sold, transferred or leased, or agreed to sell, transfer or lease, any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, debtholders, stockholders or employees or any "affiliate" or "associate" of any of its officers, directors, noteholders, stockholders or employees (as such terms are defined in Rule 405 promulgated under the Securities Act and as used herein "Associate" and "Affiliate"), except for Seller's purchase of the business and assets of Anserve described in such Schedule 2.1 (h).

         (i) TAX MATTERS. Except as set forth in Schedule 2.1(i) hereto, each of the Seller and Anserve have filed with the appropriate governmental agencies all Federal, state, local or foreign tax returns and reports required to be filed by them ("Returns"), have paid in full or made adequate provision for the payment of, all taxes of every nature, including, but not limited to, income, sales, franchise and withholding taxes ("Taxes"), together with interest, penalties, assessments and deficiencies owed by them with respect to all periods covered by such Returns, and all such Returns were correct and complete in all respects. Neither the Seller nor Anserve are currently the beneficiary of any extension of time within which to file any Returns. The Seller has previously provided Buyer with true and complete copies of all such Returns filed within the past 3 years. The provisions for income and other Taxes reflected on the Interim Balance Sheet are adequate for all accrued and unpaid taxes of the Seller and Anserve as of the date of the Interim Balance Sheet, whether (i) incurred in respect of or measured by income of the Seller and/or Anserve for any periods prior to the close of business on that date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior to that date. The provisions for Taxes reflected on the books of account of the Seller are adequate for all Taxes of Seller which accrued since the date of the Interim Balance Sheet. There are no filed or other known tax liens upon any property or assets of the Seller. Neither the Seller nor Anserve have waived any statute of limitations in respect of Taxes or executed or filed with any governmental authority any agreement extending the period for the assessment or collection of any Taxes, and neither is a party to any pending or, to the Seller's or any Stockholder's best knowledge, threatened action or proceeding by any governmental authority for the assessment or collection of Taxes. To the best knowledge of the Seller and the Stockholders, no issue has arisen in any examination of the Seller or Anserve by any governmental authority that if raised with respect to any other period not so examined would, if upheld, result in a material deficiency for any other period not so examined. There is no unresolved written claim by a governmental authority in any jurisdiction where the Seller or Anserve do not file Returns that the Seller or Anserve is or may be subject to taxation by such jurisdiction. There has been no examination or audit with respect to Taxes with respect to any year. Each of the Seller and Anserve have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         (j) LITIGATION. Except as set forth in Schedule 2.1(j) hereto, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending, or to the best knowledge of the Seller and the Stockholders, threatened against or affecting, or which may affect, the Seller, Anserve, or any of their properties, assets or businesses or the transactions contemplated hereby. To the best knowledge of the Seller and the Stockholders, there are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against the Seller or Anserve which are not satisfied.

         (k) COMPLIANCE WITH APPLICABLE LAW. Each of the Seller and Anserve are, and at all times since January 1, 1995, have been in compliance in all material respects with all Federal, state, local and foreign laws, statutes, ordinances, regulations, and administrative rulings (collectively "Laws"), promulgated by any governmental or regulatory authority applicable to the Seller and Anserve or to the conduct of the Business or operations of the Seller or Anserve or to the use of their properties and assets, including, without limitation, all environmental Laws and all Laws relating to the Toll Free Telephone Numbers. The Seller has not received, and the Seller and the Stockholders do not know of the issuance or threatened issuance of, any notices of violation or alleged violation of any laws by the Seller or Anserve. Neither the Seller nor the Stockholders know of any pending legislation in the State of Louisiana applicable to the Seller or to the conduct of business or operations of the Seller which, if enacted, could have a material adverse effect on the business, results of operations, financial position or prospects of the Seller or the value of its properties or assets

         (l) ENVIRONMENTAL MATTERS. Except as set forth on Schedule 2.1(l) hereto:

         (i) neither the Seller (which term, for the purposes of this representation, shall include Anserve) nor its operations or the real property leased by the Seller as set forth in Schedule 2.1(n) hereto (the "Facility") are subject to any outstanding written order, consent decree or settlement agreement with any person relating to (A) any Environmental Laws (as defined in below),
(B) any Environmental Claim (as defined below), or (C) any Hazardous Materials Activity (as defined below) that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, results of operations, financial position or prospects of the Seller or the value of its properties or assets;

         (ii) the Seller has not received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law;

         (iii) there are, and to the Seller's and the Stockholders' knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Seller or that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, results of operations, financial position or prospects of the Sellers or the value of its properties or assets;

         (iv) neither the Seller nor, to the Seller's and the Stockholders' knowledge, any predecessor of the Seller, has filed at any time any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at the Facility, and none of the Seller's operations involves the generation, transportation, storage, or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

         (v) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not have, individually or in the aggregate, a reasonable possibility of giving rise to a material adverse effect on the business, results of operations, financial position or prospects of the Seller or the value of its properties or assets.

         (vi) Notwithstanding anything in this Section 2.1(l) to the contrary, no event or condition has occurred or is occurring with respect to the Seller relating to any Environmental Law, any Release (as defined in subsection (vii) below) of Hazardous Materials, or any Hazardous Material Activity, including any matter disclosed on Schedule 2.1(l), which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, results of operations, financial position or prospects of the Seller or the value of its properties or assets.

    (vii) The following terms used in this Section 2.1(l) shall have the following meanings:

         (A) "Environmental Laws" shall mean any and all current statutes, ordinances, orders, rules regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities relating to (1) environmental matters, including those relating to any Hazardous Materials Activity (as defined below) or (2) the generation, use, storage, transportation, Release or disposal of Hazardous Materials (as defined below), in any manner applicable to the Seller or the Facility.

         (B) "Environmental Claim" shall mean any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other person, arising (1) pursuant to or in connection with any actual or alleged violation of any Environmental Laws, (2) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or
(3) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

         (C) "Hazardous Materials" shall mean (1) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws), (2) any oil, petroleum, petroleum fraction or petroleum derived substance, (3) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (4) any flammable substances or explosives, (5) any radioactive materials, (6) any asbestos-containing materials, (7) urea formaldehyde foam insulation, (8) electrical equipment which contains oil or dielectric fluid containing polychlorinated biphenyls, (9) pesticides, and (10) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any other persons in the vicinity of the Facility or to the indoor or outdoor environment.

         (D) "Hazardous Materials Activity" shall mean any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release (as defined below), threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

         (E) "Release" shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or ground water.

         (m) PERMITS. A list of all permits, approvals, licenses, certificates, franchises, authorizations, consents and orders ("Permits") necessary and material to the operation of the business of the Seller in the manner in which it is presently conducted is set forth on Schedule 2.1(m) hereto. All such Permits are valid and remain in full force and effect. The Seller has not engaged in any activity which would cause revocation or suspension of any such Permits and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or threatened. To the best knowledge of the Seller and the Stockholders, no additional Permits will be required to permit the Seller to continue their business substantially in the manner it is presently conducted after the consummation of the transactions contemplated hereby.

         (n) TITLE TO PROPERTIES. The Transferred Assets constitute all assets which have been used in the Business (whether by the Seller or Anserve) since December 31, 1997, and which are necessary for the conduct of the Business, except as set forth in Schedule 2.1(n) hereto, and except for the Excluded Assets. The Seller does not own any real property. Except as set forth in
Schedule 2.1(n) hereto, the Seller has good title to all of the properties and assets (personal and mixed, tangible and intangible) reflected on the Interim Balance Sheet or thereafter acquired or which it purports to own (except properties or assets sold or otherwise disposed of in the ordinary course of business consistent with past practice subsequent to the date of the Interim Balance Sheet which in the aggregate did not have a book value in excess of $10,000), free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever. Schedule 2.1(n) also contains an accurate list and a brief description of all (i) leases (whether by or to the Seller) and contracts and commitments for the purchase or sale or lease (whether as lessor or lessee), of the Seller with respect to real property and (ii) leases (whether by or to the Seller) and title retention or conditional sales agreements and other security devices of the Seller with respect to items of personal property having a book value in excess of $5,000. There are no existing defaults by the Seller under any of the agreements set forth in Schedule 2.1(n) and no event of default has occurred which (whether with or without notice, lapse of time or both) would constitute a default by the Seller thereunder. All lessors thereunder have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights and obligations of the Seller thereunder. All of the tangible property (whether owned or leased) included in the Transferred Assets are located at the real property leased by the Seller as set forth in Schedule 2.1(n) hereto.

         (o) ACCOUNTS RECEIVABLE; FIXED ASSETS.

              (i) The accounts receivable reflected on the Interim Balance Sheet arose in the ordinary course of business for services performed or goods delivered and none are subject to any offsets. The accounts receivable of the Seller which were thereafter added arose in the ordinary course of business for services performed or goods delivered and none are subject to any offsets. Set forth on Schedule 2.1(o) is a true and complete list of the Seller's accounts receivable as of September 30, 1998, and aging with respect thereto. At least ninety five

(95%) percent of the Closing Receivables (as defined in Section 9.2 hereof) will be good and collectible in the ordinary course of business at the aggregate amounts recorded on the Seller's books of account.

              (ii) Schedule 2.1(o) hereto contains a complete and accurate list of all machinery, equipment and other fixed assets of the Seller (the "Equipment") having a book value in excess of $500. Each such item of Equipment is in good operating condition, normal wear and tear excepted, and is fit for its intended use. Each such item has been maintained, in all material respects, in accordance with prudent business practice and no such maintenance has been deferred.

         (p) INTELLECTUAL PROPERTY. Schedule 2.1(p) hereto lists all licenses, patents, copyrights, or trademarks owned or used by the Seller and Anserve in the conduct of the Business and all applications therefor (the "Intellectual Property"). No officer or director, Stockholder or employee of the Seller nor any of their Affiliates or Associates has any ownership or other interest in any of the Intellectual Property. To the best knowledge of the Sellers and the Stockholders, none of the Intellectual Property is being infringed upon by, or infringes, any licenses, patents, copyrights, trademarks or other intellectual property rights of any other person or entity. Except as set forth in Schedule 2.1(p), the validity of the Intellectual Property and the title thereto of the Seller has not been questioned in any litigation or governmental inquiry or proceeding to which the Seller, is a party, and, to the best knowledge of the Seller and the Stockholders, no such litigation, governmental inquiry or proceeding is threatened. The conduct of the business of the Seller as presently conducted does not conflict with valid licenses, trademarks, trademark rights, trade names, trade name rights, service marks or patents of others in any way likely to affect adversely, in any material respect, the Intellectual Property.

         (q) TOLL FREE TELEPHONE NUMBERS. Schedule 2.1(q) hereto sets forth a complete list of all Toll Free Telephone Numbers owned or used by the Seller and Anserve in the conduct of the Business. No officer or director, Stockholder or employee of the Seller nor any of its Affiliates or Associates has any ownership or other interest in the Toll Free Telephone Numbers. Neither the Seller nor Anserve have warehoused, brokered or hoarded (as those terms are defined in the Second Report and Order and Further Notice of Proposed Rulemaking in CC Docket No. 95-155, Released April 11, 1997, by the Federal Communications Commission ("FCC")) any of the Toll Free Telephone Numbers in violation of any applicable FCC rules or regulations.

         (r) INSURANCE. Schedule 2.1(r) hereto contains a complete and correct list of all policies of insurance in which the Seller, Anserve or their officers or directors (in such capacity) are an insured party, beneficiary or loss payable payee. Complete and accurate copies of all such policies have been previously provided to the Buyer. Such policies are in full force and effect and, in the reasonable judgment of the Seller and the Stockholders, provide the type and amount of coverage reasonably required for the Business.

         (s) BANK ACCOUNTS AND POWERS OF ATTORNEY. Schedule 2.1(s) hereto contains a complete and correct list showing (i) the name of each bank in which the Seller has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from the Seller.

         (t) EMPLOYEE ARRANGEMENTS; ERISA. The Seller has (i) no union, collective bargaining, employment, management, severance or consulting agreements to which the Seller is a party or are otherwise bound, and (ii) no deferred compensation agreements, pension and retirement plans, profit-sharing plans, stock purchase and stock option plans. Schedule 2.1(t) hereto contains a true and complete list of all compensation, incentive, bonus, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements maintained by the Seller or under which the Seller has any material obligations (other than obligations to make current wage or salary payments) in respect of, or which otherwise cover, any of the current or former officers, employees or consultants of the Seller, or its beneficiaries (each an "Employee Benefit Plan" and collectively the "Employee Benefit Plans"). No Employee Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). All contributions to and payments from the Employee Benefit Plans which may have been required to be made in accordance with the Employee Benefit Plans have been made or are properly accrued and reflected on the Balance Sheets or the books and records of the Seller. Schedule 2.1(t) hereto also lists the names, compensation and all accrued and unused vacation and sick time of all persons employed by the Seller. The Seller has no Employee Benefit Plans which are qualified for Federal income tax exemption under Sections 401 and 501 of the Code.

         (u) CERTAIN BUSINESS MATTERS. Except as set forth in Schedule 2.1(u) hereto (i) the Seller is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale, distribution or servicing of the Toll Free Telephone Numbers or services related thereto, (ii) the Seller does not have any sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (iii) there are not pending and, to the Seller's and the Stockholders' best knowledge there are not threatened, any labor negotiations involving or affecting the Seller and, to the Seller's and the Stockholders' best knowledge, no organizing activities involving union representation exist in respect of any of their employees, (iv) the Seller neither gives nor is bound by any express warranties relating to its services and, to the best knowledge of the Seller and the Stockholders, there has been no assertion of any breach of warranties which could have a material adverse effect on the Business or condition (financial or otherwise) of the Seller and, to the best knowledge of the Seller and the Stockholders, there are no problems or potential problems with respect to any product sold or services provided by the Seller which could have a material adverse effect on the Business, (v) the Seller is not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person or entity, (vi) the Seller is not a party to or bound by any agreement which based on current economic circumstances will result in a material loss when performed, and (vii) the Seller is not a party to or bound by any agreement or involved in any transaction in which any officer, director, debtholder or Stockholder, or any Affiliate or Associate of any such person has, or had when made, a direct or indirect material interest.

         (v) CONTRACTS. Schedule 2.1(v) hereto contains a complete and correct list and brief description of any and all material contracts, commitments, obligations and undertakings, written or oral, involving amounts in excess of $10,000, to which the Seller is a party or otherwise bound. True and complete copies of all contracts, commitments, obligations and undertakings set forth in
Schedule 2.1(v) hereto have been furnished to Buyer, and except as expressly stated in Schedule 2.1(v), each of them is in full force and effect, and to the Seller's and the Stockholders' best knowledge, (a) no person or entity which is a party thereto or otherwise bound thereby is, to the best knowledge of the Seller and the Stockholders, in default thereunder, and (b) no event, occurrence, condition or act exists which, with the giving of notice or the lapse of time or both, would give rise to a default or right of cancellation thereunder, the Seller is not in default thereunder and no event, occurrence, condition or act exists by or on behalf of the Seller which, with the giving of notice or the lapse of time or both would give rise to a default by the Seller thereunder, there have been no threatened cancellations thereof and there are no outstanding disputes thereunder. To the best of the Seller's and the Stockholders' knowledge there is no reason why any of the contracts listed on Schedule 2.1(v), could not be continued between Buyer and the Seller's contractual partners on the same terms and conditions as currently apply. Neither the Seller nor any Stockholder has any reason to believe that any of the Seller's contractual partners will terminate its relationship with the Seller as a result of the acquisition of the Seller's assets by Buyer.

         (w) BROKERS. No agent, broker, person or firm acting on behalf of the Seller or the Stockholders or under the authority of any of the foregoing, is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby, from the Seller or any of the Stockholders.

         (x) DISCLOSURE. No representation or warranty made by the Seller or the Stockholders herein or in any of the Executed Agreements omits or will omit to state a material fact necessary in order to make the statements therein not misleading.

         (y) [Intentionally omitted].

         (z) DISCLOSURE SCHEDULES. All schedules to this Agreement are integral parts to this Agreement. Nothing in a schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the schedule identifies the reason for the exception. The Seller and the Stockholders are responsible for preparing and arranging the schedules corresponding to the lettered and numbered paragraphs contained herein. Disclosure made in a specific schedule shall not be deemed to have been disclosed with respect to any other schedule unless a cross-reference appears.

         (aa) PRINCIPAL PLACE OF BUSINESS; RESIDENCE. The Seller's principal place of business is located at 19348 N. 4th Street, Covington, Louisiana 70433. Charles F. Read, Jr. resides at 10 Cherokee Lane, Covington, Louisiana 70433 and
C. Baldwin Read resides at 72392 Military Road, Covington, Louisiana 70433.

    2.2 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each of the Stockholders severally represents and warrants to, and covenants and agrees with Buyer, with respect to such Stockholder as follows:

         (a) CAPACITY; VALIDITY. Such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by such Stockholder.

         (b) RIGHTS TO TOLL FREE TELEPHONE NUMBERS. Such Stockholder does not own or possess any rights in or to the Toll Free Telephone Numbers listed on
Schedule 2.1(q)
hereto.

         (c) INVESTMENT INTENT. Such Stockholder acknowledges that none of the shares of Parent Common Stock are registered under the Securities Act or any state securities laws. The shares of Parent Common Stock are being acquired by such Stockholder for investment purposes only and not with a view to the distribution or resale thereof. Such Stockholder has no present intention to sell or otherwise dispose of the Parent Common Stock, except in compliance with the provisions of the Securities Act.

         (d) INFORMATION. Such Stockholder (i) has such knowledge and experience in financial and business affairs that he/she is capable of evaluating the merits and risks involved in purchasing the Parent Common Stock, (ii) is able to bear the economic risks involved in purchasing the Parent Common Stock, and
(iii) has had the opportunity to ask questions of, and receive answers from, Parent and persons acting on Parent's behalf concerning the terms and conditions of the Parent Common Stock and to obtain any additional information in connection therewith.

         (e) ACCREDITATION. Such Stockholder is an "accredited investor" within the meaning of Regulation D of the Securities Act of 1933.

         (f) RESTRICTIONS ON TRANSFER.

              (i) Such Stockholder agrees that he will not transfer or otherwise dispose of (each, a "Transfer") any of the shares of Parent Common Stock (or any interest therein) except upon the terms and conditions specified herein and such Stockholder will cause any subsequent holder of such Stockholder's shares of Parent Common Stock to agree to take and hold the shares of Parent Common Stock subject to the terms and conditions of this Agreement, if such shares of Parent Common Stock are required to include a legend pursuant to Section 2.2(f)(ii) hereof.

              (ii) Each certificate representing the shares of Parent Common Stock issued to the Stockholders or to any subsequent stockholder shall include a legend in the following form; PROVIDED, HOWEVER, that such legend shall not be required (and shall be removed) if a Transfer is being made in connection with a sale of shares of Parent Common Stock registered under the Securities Act, or in connection with a sale in compliance with Rule 144 under the Securities Act, as such Rule may be amended from time to time (each a "Public Sale"):

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION THEREOF OR A VALID EXEMPTION THEREFROM.

              (iii) Notwithstanding anything to the contrary in this Section 2.2(f), such Stockholder shall not Transfer any of the shares of Parent Common Stock except to the extent permitted, and in accordance with, the Shareholders Agreement referred to in Section 4.1(i) hereof.

         2.3 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to, and covenants and agrees with, the Seller as follows:

              (a) ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it and is qualified in each other jurisdiction in which qualification is required for it to own, lease and operate its properties and carry on its business as presently conducted by it, except to the extent that failure to so qualify would not have a material adverse effect on the financial condition, business or operations of Buyer.

              (b) AUTHORITY. The execution and delivery by Buyer of this Agreement and of each of the other Executed Agreements to which it shall be a party, the performance by Buyer of its obligations under this Agreement or such Executed Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer, and Buyer has all necessary corporate power with respect thereto. This Agreement and the Executed Agreements are, or when executed and delivered by Buyer shall be, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws. Neither the execution and delivery by Buyer of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by Buyer of its obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of Buyer, (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation or (iii) interfere with or otherwise materially and adversely affect the ability of Buyer to carry on its business as now conducted.

              (c) BROKERS. No agent, broker, person or firm acting on behalf of Buyer or under its authority is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby.

         2.4 REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to Seller and each of the Stockholders as follows:

              (a) CAPITALIZATION. The authorized capital stock of Parent consists of (i) 15,000,000 shares of Common Stock, par value $.001 per share, of which 100,000 shares are designated Class B Common Stock ("Class B Stock") and
(ii) 7,000,000 shares of Series A Preferred Stock, par value $.001 per share. No more than 10,000,000 shares of Common Stock are issued and outstanding or are reserved for issuance against outstanding options and warrants, of which 90,500 shares are Class B Stock, and 6,520,000 shares of Series A Preferred Stock are issued and outstanding. The shares of the Parent Common Stock being transferred to the Stockholders in accordance herewith shall be duly and validly issued and fully paid and non-assessable.

              (b) ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it and is qualified in each other jurisdiction in which qualification is required for it to own, lease and operate its properties and carry on its business as presently conducted by it, except to the extent that failure to so qualify would not have a material adverse effect on the financial condition, business or operations of Parent.

              (c) AUTHORITY. The execution and delivery by Parent of this Agreement and of each of the other Executed Agreements to which it shall be a party, the performance by Parent of its obligations under this Agreement or such Executed Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Parent, and Parent has all necessary corporate power with respect thereto. This Agreement and the Executed Agreements to which Parent shall be a party are, or when executed and delivered by Parent shall be, the valid and binding obligations of Parent, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws. Neither the execution and delivery by Parent of such Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by Parent of its obligations under such Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of Parent, (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation or
(iii) interfere with or otherwise materially and adversely affect the ability of Parent to carry on its business as now conducted.

         3. PRE-CLOSING COVENANTS. The Stockholders and the Seller jointly and severally covenant and agree to perform or take any and all such actions to effectuate the following from the date hereof until the Effective Date:

         3.1 INVESTIGATION BY BUYER. Buyer may, prior to the Effective Date, through its representatives (including its counsel, accountants and consultants) make such investigations of the properties, offices and operations of the Seller and such audit of the financial condition of the Seller as it deems necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any investigation enabling it to familiarize itself with such properties, offices, operations and financial condition; such investigation shall not, however, affect the Seller's or the Stockholders' representations, warranties and agreements hereunder. The Seller and the Stockholders shall permit Buyer and its authorized representatives to have, after the date hereof, full access to the premises and to all books and records and Returns of the Seller and Buyer shall have the right to make copies thereof and excerpts therefrom. The Seller and the Stockholders shall furnish Buyer with such financial and operating data and other information with respect to the Seller as Buyer may from time to time reasonably request.

         3.2 CARRY ON IN ORDINARY COURSE. Except with Buyer's prior written consent, the Seller shall, and each Stockholder shall cause the Seller to, carry on its business diligently and substantially in the same manner as heretofore conducted, and shall not (a) enter into or agree to enter into any extraordinary transaction, contract, lease or commitment, (i) declare any dividends, nor make any distributions or payments to the Stockholders other than employment compensation to the extent that any such action could cause any condition set forth in Section 4.1 hereof not to be satisfied on or prior to Closing, (ii) redeem any shares of any Seller's capital stock or issue any capital stock or enter into any agreement which grants a right to acquire any Seller's capital stock to the extent that any such action could cause any condition set forth in Section 4.1 hereof not to be satisfied on or prior to Closing, (iii) increase the compensation of any employee of the Seller, other than ordinary year-end increases or enter into any severance agreement or employment agreement with any employee of the Seller;
(iv) loan or advance any amounts to any officer, director, Stockholder or employee of the Seller or enter into any agreement with any of the foregoing or any person related to any of the foregoing, to the extent that any such action could cause any condition set forth in Section 4.1 hereof not to be satisfied on or prior to Closing, (v) acquire or dispose of any assets, other than acquisitions or dispositions in the ordinary course of business not material in amount or to the Business, and (vi) encumber or commit to encumber any of its assets to the extent that any such action could cause any condition set forth in
Section 4.1 hereof not to be satisfied on or prior to Closing, (vii) take any action, or suffer any action to be taken, which could cause any of the representations or warranties of any Stockholders or the Seller contained herein not to be true and correct on and as of the Effective Date, (viii) repay (including by way of offset) any indebtedness for borrowed money except for regularly scheduled payments thereof in accordance therewith to the extent that any such action could cause any condition set forth in Section 4.1 hereof not to be satisfied on or prior to Closing, or (ix) enter into any agreement to take any of the foregoing actions.

         3.3 OTHER TRANSACTIONS. From the date hereof until the Effective Date, the Seller and the Stockholders shall not, and shall cause the Seller's directors, officers, stockholders, employees, agents and Affiliates or Associates not to, directly or indirectly, solicit or initiate the submission of proposals from, or solicit, encourage, entertain or enter into any arrangement, agreement or understanding with, or engage in any negotiations with, or furnish any information to, any person, other than Buyer or a representative thereof, with respect to the acquisition of all or any part of the business or assets of the Seller or any of its securities. Should the Seller or any of its Affiliates or Associates, during such period, receive any offer or inquiry relating to such acquisition, or obtain information that such an offer is likely to be made, they will provide Buyer with immediate written notice thereof, which notice will include the identity of the prospective offeror and the price and terms of any offer.

         3.4 CONSENTS. The Stockholders shall cause the Seller to, and the Seller shall, use its best efforts to obtain in writing, prior to the Effective Date, all consents, approvals, waivers, authorizations and orders necessary or reasonably required in order to permit it to effectuate this Agreement and to consummate the transactions contemplated hereby (collectively, "Consents"). All such Consents will be in writing and copies thereof will be delivered to Buyer promptly after the Seller's receipt thereof but no later than immediately prior to Closing.

         3.5 SUPPLEMENTAL DISCLOSURE. The Stockholders and the Seller agree that, with respect to their representations and warranties made in this Agreement, they will have a continuing obligation, ending on the Effective Date, to promptly supplement or amend the schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement and on the Effective Date, would have been required to be set forth or described in the schedules hereto.

         3.6 PUBLIC ANNOUNCEMENTS. The Stockholders and Buyer agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and any press release or any public statement shall be subject to mutual agreement of the parties, except as may be required by the disclosure obligations of Buyer under applicable securities laws.

     4. CONDITIONS TO CLOSING.

     4.1 CONDITIONS OF BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to close under this Agreement is subject to the satisfaction of the following conditions any of which may be waived by Buyer in writing at or prior to
Closing:

         (a) AGREEMENTS AND CONDITIONS. On or before the Effective Date, the Stockholders and the Seller shall have complied with and duly performed all agreements and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Effective Date.

         (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Stockholders and the Seller contained in this Agreement, or otherwise made in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Effective Date with the same force and effect as though such representations and warranties had been made on and as of the Effective Date.

         (c) LOSS, DAMAGE OR DESTRUCTION. Between the date hereof and the Effective Date there shall not have been any loss, damage or destruction to or of any of the assets, property or business of the Seller in excess of $10,000 in the aggregate, whether or not covered by insurance, nor shall the assets, properties, business or prospects of the Seller have been adversely affected in any way as a result of any fire, accident, or other casualty, war, civil strife, riot or act of God or the public enemy or otherwise.

         (d) NO LEGAL PROCEEDINGS. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and on the Effective Date there will be no court or governmental actions or proceedings pending or threatened against or affecting the Seller which involve a demand for any judgment or liability, whether or not covered by insurance, and which may result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of the Seller.

         (e) CERTIFICATE. Buyer shall have received a certificate dated the Effective Date and executed by the Stockholders and an authorized officer of the Seller to the effect that the conditions expressed in Sections 4.1(a), 4.1(b), 4.1(c) and 4.1(d) have been fulfilled.

         (f) CONSENTS. Buyer shall have received all Consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

         (g) EMPLOYMENT AGREEMENTS. Buyer shall have entered into Employment Agreements with Charles F. Read, Jr. and C. Baldwin Read, in form and substance satisfactory to Buyer.

         (h) SHAREHOLDERS AGREEMENT. The Stockholders shall have entered into a Shareholders Agreement, in form and substance satisfactory to Buyer.

         (i) NAME CHANGE. Buyer shall have received a duly authorized and executed document which amends the certificate of incorporation of the Seller to change the Seller's name to a name other than Anserphone or Anserve, or any derivative thereof or any similar name, and is otherwise in form for filing with the Secretary of State of the State of Louisiana.

         (j) CERTIFICATES OF STATUS. Buyer shall have received certificates from the Secretary of State of the State of Louisiana and of each jurisdiction set forth in Schedule 2.1(a) hereto, providing that the Seller has filed its most recent annual report, has not filed articles of dissolution and is in good standing in each such jurisdiction.

         (k) OPINION OF COUNSEL. The Stockholders shall have furnished Buyer with a favorable opinion of Michael L. Eckstein, P.C., counsel for the Seller and the Stockholders, dated as of the Effective Date, and in form and substance satisfactory to Buyer.

         (l) BILLS OF SALE. Buyer shall have received such bills of sale, deeds of transfer, assignments and other documents in form and substance satisfactory to Buyer conveying the Transferred Assets to Buyer.

         (m) APPROVAL OF BUYER'S LENDER. Buyer shall have received the approval of its lender to effectuate this Agreement and to consummate the transactions contemplated hereby.

         4.2 CONDITIONS OF THE STOCKHOLDERS' AND THE SELLER'S OBLIGATIONS TO CLOSE. The obligations of the Stockholders and the Seller to close under this Agreement are subject to the following conditions any of which may be waived by the Seller in writing at or prior to Closing:

         (a) AGREEMENTS AND CONDITIONS. On or before the Effective Date, Buyer shall have complied with and duly performed all agreements and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Effective Date.

         (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement, shall be true and correct in all material respects on and as of the Effective Date with the same force and effect as though such representations and warranties had been made on and as of the Effective Date.

         (c) CLOSING CERTIFICATE. The Stockholders shall have received a certificate dated the Effective Date and executed by an authorized officer of Buyer to the effect that the conditions contained in Section 4.2(a) and (b) have been fulfilled.

    5. FURTHER ASSURANCES. From time to time after the Closing, and without further consideration, the Seller shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as Buyer may reasonably request in order more effectively to Transfer to Buyer, to place Buyer in possession or control of, all of the rights, properties, assets and businesses intended to be Transferred hereunder, to assist in the collection of any and all such rights, properties and assets, and to enable Buyer to exercise and to enjoy all of the rights and benefits of the Seller with respect thereto.

         6. TRANSFER TAXES. The Seller shall pay all income and gains taxes, if any, incurred in connection with the transactions contemplated by this Agreement, subject to section 1.10 hereof. Except as hereinabove provided, the party hereto which is responsible under applicable law shall bear and pay in their entirety all other taxes and registration and transfer fees, if any, payable by reason of the Transfer of the Transferred Assets pursuant to this Agreement. Each party hereto will cooperate to the extent practicable in minimizing all taxes (other than income taxes) and fees levied by reason of the Transfer of the Transferred Assets.

         7. INDEMNIFICATION.

         7.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties of the Stockholders in this Agreement or in any document delivered pursuant hereto shall survive the Effective Date for a period of three (3) years and shall then terminate; PROVIDED, HOWEVER, that (i) any such representation and warranty shall survive the time it would otherwise terminate only with respect to claims of which notice has been given as provided in this Agreement prior to such termination and (ii) such time limitation shall not apply to the representations and warranties set forth in Sections 2.1(i), 2.1(l) and 2.1(n) hereof, which shall survive until the expiration of the applicable statute of limitations.

         7.2 INDEMNITORS; INDEMNIFIED PERSONS. For purposes of this Section 7, each party which, pursuant to this Section 7, shall agree to indemnify any other person or entity shall be referred to, as applicable, as the "Indemnitor", and each such person and entity who is entitled to be indemnified by any Indemnitor shall be referred to as the "Indemnified Person" with respect to such Indemnitor.

         7.3 INDEMNITY OF THE SELLER AND THE STOCKHOLDERS. The Seller and the Stockholders hereby jointly and severally agree to indemnify, hold harmless, pay and reimburse, Buyer and its directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by such Indemnified Persons (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of (a) any material breach or alleged breach of any representation or warranty of the Seller and the Stockholders contained in this Agreement, (b) any breach of any covenant or agreement of the Seller or the Stockholders contained in the Agreement, (c) any failure by the Seller to satisfy the Liabilities and (d) use by Seller of the name Anserphone pursuant to Section 9.4 hereof, and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as they shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or shall arise out of such breach or alleged breach, whether or not any such Indemnified Person shall be named as a party thereto and whether or not any liability shall result therefrom.

         7.4 INDEMNITY OF BUYER. Buyer hereby agrees to indemnify, hold harmless, pay and reimburse the Stockholders and the Seller and the Seller's directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by them (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of (a) any material breach or alleged breach of any representation or warranty of Buyer contained in this Agreement and (b) any breach of any covenant or agreement of Buyer contained in the Agreement and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or shall arise out of such breach or alleged breach, whether or not such Indemnified Persons shall be named as a party thereto and whether or not any liability shall result therefrom.

         7.5 PROCEDURES FOR INDEMNIFICATION. Promptly after becoming aware of a claim for indemnification hereunder (including a claim or suit by a third party), such Indemnified Person shall notify the Indemnitor of the commencement of such claim, but failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be materially prejudiced by such failure or unless such failure is intentional. If the Indemnitor does not object in writing to any indemnification claim (other than a third party claim) within five days of receiving notice thereof, the Indemnified Person shall be entitled to promptly recover from the Indemnitor (including by way of offset) the amount of such claim, and no later objection by the Indemnitor shall be permitted. In the event that the Indemnitor contests such claim, the parties shall attempt to resolve the dispute in good faith, but if they have not done so within ten days after the Indemnitor received notice thereof, then any of such parties may pursue such other remedies as may be available to it, hereunder, at law or otherwise.

         7.6 DEFENSE OF THIRD PARTY CLAIMS. The Indemnitor shall assume the defense of any third party action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Person, and shall pay the fees and disbursements of such counsel. In the event, however, that such Indemnified Person shall reasonably determine in its judgment that having common counsel would present such counsel with a conflict of interest or alternative defenses shall be available to an Indemnified Person or if the Indemnitor shall fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel; PROVIDED, HOWEVER, that the Indemnitor shall not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. The Indemnified Person shall also have the right to participate in any action or proceeding defended by the Indemnitor and to retain its own counsel at such Indemnified Person's own expense, so long as such participation does not interfere with the Indemnitor's control of such litigation. The Indemnitor further agrees that it shall not, without the prior written consent of the Indemnified Person settle or compromise or consent to the entry of any judgment in any action or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under Section 7.2 or Section 7.3, as the case may be, from all liability arising out of such claim, action, suit or proceeding. In the event that, upon the failure of the Indemnitor to assume to defense of any action or proceeding in a timely manner, the Indemnified Person shall defend, such Identified Person shall be entitle to settle, compromise or consent to the entry of any judgment, without the consent of the Indemnitor and without affecting its rights against Indemnitor hereunder.

         8. NON-COMPETITION; CONFIDENTIALITY.

         8.1 NON-COMPETITION. Following the Effective Date and for a period of five

(5) years thereafter (the "Non-Competition Period"), the Seller and the Stockholders shall not, directly or indirectly, (a) engage in any business or activity that competes with Buyer's or any of its affiliate's outsourced client telemarketing/teleservices business, anywhere in the contiguous United States;
(b) enter the employ of any person or entity engaged in any business or activity that competes with any such business or render any consulting or other services to any person or entity for use in or with the effect of competing with any such business; or (c) have an interest in any business or activity that competes with any such business, in any capacity, including, without limitation, as an investor, partner, stockholder, officer, director, principal, agent, employee, or creditor; PROVIDED, HOWEVER, that nothing herein shall prevent the purchase or ownership by any Stockholder of less than 5% of the outstanding equity securities of any class of securities of a company registered under Section 12 of the Securities and Exchange Act of 1934, as amended. Notwithstanding the foregoing, in the event that a Stockholder's employment with Buyer is terminated by Buyer without cause (as defined in any employment agreement entered into by such Stockholder and Buyer); the Non-Competition Period shall terminate with respect to such Stockholder on the later to occur of the second anniversary of the effective date of such termination and the third anniversary of the Effective Date.

         8.2 NO COMPETING INTERESTS. Each Stockholder hereby represents and warrants to Buyer that he has no ownership or other interest in any business or activity that competes, directly or indirectly, with the Business.

         8.3 NON-DISRUPTION. During the Non-Competition Period, the Seller and the Stockholders shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between the Seller or any of its Affiliates, on the one hand, and any of their customers, suppliers or employees, on the other hand.

         8.4 CONFIDENTIALITY. The Seller and the Stockholders shall not at any time, directly or indirectly, use communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except to his personal financial or legal advisors and as may be required under legal process by subpoena or other court order; provided that, the Seller or any Stockholder will take reasonable steps to give the Buyer sufficient prior written notice in order to contest such requirement or order). "Confidential Information" means any and all information (oral or written) relating to the Buyer or any person controlling, controlled by, or under common control with the Buyer or any of their respective activities, including, but not limited to, information relating to trade secrets, proprietary information, software, software codes, advertising, sales, marketing and other materials customers and supplier lists, data processing reports, customer sales analyses, invoice, price lists or information, and information pertaining to any governmental investigation, except such information which is generally known in the industry or in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain), other than as a result of a breach of the provisions hereof.

         8.5 REMEDIES UPON BREACH. The Seller and the Stockholders acknowledge and agree that (a) Buyer shall be irreparably injured in the event of a breach by the Seller or a Stockholder of any of the obligations under this Section 8;
(b) monetary damages shall not be an adequate remedy for such breach; (c) Buyer shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (d) the existence of any claims which the Seller or Stockholder may have against Buyer, whether under this Agreement or otherwise, shall not be a defense to the enforcement by Buyer of any of its rights under this Agreement.

         9. POST-CLOSING COVENANTS.

         9.1 REPURCHASE OBLIGATION. (a) The Seller shall have the option, exercisable at any time on or after January 1, 2000 and prior to December 31, 2002, to require Buyer to repurchase all, or any part of the [******] shares of PHI Common Stock issued to the Seller pursuant to Section 1.5(a) hereof (as the same may have been readjusted for stock splits, reverse stock splits, recapitalizations or other adjustments, the "Option Shares"), to the extent that, at the time of such exercise, Buyer shall have legally available funds therefor. The option may be exercised by delivery of an irrevocable notice of exercise, accompanied by the certificate(s) representing such Option Shares duly endorsed in blank, with all necessary stock transfer stamps annexed thereto and otherwise in form for transfer. Such notice shall certify that such Option Shares are owned, and are being transferred, free and clear of all liens claims and encumbrances, and that no rights with respect thereto have been granted to any other party. Notwithstanding the foregoing, in the event that Buyer shall provide written notice to Seller that Parent intends to conduct a public offering of its capital stock, Seller shall have thirty (30) days from receipt of such notice to exercise the option (in which case the provisions of Section 9.1(c) below shall not apply) or such option shall expire.



         (b) The purchase price for the Option Shares shall be [****] [*************************************************************]



                                                       payable, in cash, by
wire transfer to an account or accounts designated in the notice of exercise, within 120 days from receipt by Buyer of the notice of exercise and share certificate(s) required pursuant to Section 9.1(a) above.

         (c) Notwithstanding the forgoing, in the event that (i) the repurchase of the Option Shares would result in the occurrence of an event of default under any credit facility of Buyer or any of its affiliates or (ii) Parent shall propose to conduct an underwritten public offering of its securities in which the managing underwriter shall be of the belief that any such exercise or repurchase is reasonably likely to have an adverse effect on the success of such offering, the Buyer may rescind such exercise and forego such repurchase until the earlier to occur of (A) such time as no such event of default would result, (B) the completion of such public offering or (C) 180 days from its receipt of the notice of exercise, on which event the option shall be again exercisable. [***********************************]






                  9.2 COLLECTION OF ACCOUNTS RECEIVABLE. (a) From and after Closing, Buyer shall collect, and promptly deposit, all accounts receivable of the Seller as of the Effective Date ("Closing Receivables"), in the ordinary course of business and shall not discount, except in the ordinary course of business consistent with the past practice of the Seller, any such accounts receivable or permit any account debtor any right of set-off for claims arising out of or in connection with the conduct of the Business after Closing.

         (b) At such time as Buyer shall have received, in cleared funds, [******] in respect of the Closing Receivables and/or the Closing Receivables as defined in the ASI Agreement ("Collection Threshold"), all amounts thereafter collected thereon shall be shared by Buyer and the Seller (i) [***] to the Seller ("Excess Receivables") and (ii) [***] to Buyer. Buyer shall make payments to the Seller in respect of the Excess Receivables promptly after then end of each month. Until such time as Buyer shall make payments of amounts due to the Seller pursuant to this Section 9.2, Buyer shall hold the amounts thereof in trust for the Seller, but shall not be obligated to segregate any such amounts. All payments received from account debtors of Buyer shall be applied first against the oldest outstanding undisputed obligations of such account debtor to Buyer, notwithstanding any direction of such account debtor to the contrary. In the event that Buyer shall receive written notice from any account debtor which shall dispute the amount of any Closing Receivable, or shall be otherwise unable to collect any Closing Receivable, the Seller shall cooperate with, and assist, Buyer in the resolution of such dispute, if any, and the collection of such receivable. Buyer shall not otherwise be obligated to commence any action against, or alter its relationship with, any such account debtor. At the request of Buyer, and upon Buyer's assignment to the Seller of any disputed Closing Receivable or Closing Receivable which is more than 90 days past due, Seller shall pay to Buyer the full amount thereof, to the extent, but only to the extent, that the Collection Threshold has not then been met. At the request of the Seller, Buyer shall assign to the Seller all Closing Receivables which are more than 150 days past day upon Seller's payment to Buyer of the full amount thereof, to the extent, but only to the extent, that the Collection Threshold has not been met. To the extent that the Seller shall utilize the capability of the Buyer (i.e., personnel, facilities, etc.) in the collection of such assigned Closing Receivables, the Seller shall pay to the Buyer a factoring fee of fifteen (15%) percent of all collections thereon.

         (c) In furtherance and not in limitation of Buyer's rights hereunder, Buyer is hereby expressly authorized, and is hereby irrevocably appointed as attorney-in-fact, with full power of substitution, to act in Seller's name and stead, to take any and all actions it may, in its discretion, deem necessary to collect all Closing Receivables, to endorse the Seller's name on any and all instruments and other payments thereon or with respect thereto and to deposit all payments, in any form received, in accounts of Buyer, subject to Buyers obligations pursuant to Section 9.2 (b) above. This power of attorney is coupled with an interest.

         (d) It is expressly acknowledged and agreed that any amount received by a stockholder in respect of a Closing Receivable shall be deemed to have been received by him as an employee of Buyer and on its behalf.

     9.3 PAYMENTS OF INVOICES

         (a) To the extent that the Seller or Buyer (the "Invoiced Party") shall receive invoices, or shall otherwise be required to pay amounts, which represent, in whole or in part, liabilities (such as utility and phone bills, ordinary maintenance contracts, sales commissions, etc., relating to periods either before or after the Closing) and which, pursuant to the terms hereof, are to be satisfied by the other (the "Responsible Party"), the Invoiced Party may, in its discretion, (a) pay such amounts and demand payment from the Responsible Party, provided that no individual

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

amount exceeds $1,000, (b) demand payment from the Responsible Party prior to any such payment by the Invoiced Party or (c) demand that the Responsible Party make such payment directly, provided that if only a portion is due from the Responsible Party and a portion from the Invoiced Party, the Invoiced Party shall make payment of its portion to the Responsible Party simultaneously with such request.

                  (b) Upon any demand by an Invoiced Party pursuant to Section
9.3 above, whether for payment to the Invoiced Party or to a third party obligee, shall promptly make such payment.

                  (c) Each party shall maintain copies of invoices and records of payments in respect of all payments made by them pursuant to this Section 9.3 and, upon request, promptly provide copies thereof to the other.

                  (d) Each party shall have the right to set-off against amounts due to the other, amounts due to it from the other which shall not be paid in accordance herewith.

                  9.4 USE OF ANSERPHONE NAME. Notwithstanding the transfer to Buyer at Closing of the name "Anserphone of New Orleans", Buyer hereby consents to the use of such name solely for purposes of identifying the Seller as the plaintiff in the ongoing prosecution of the action referred to in Section 1.2
(b) hereof.

                  9.5 NEW EQUIPMENT PAYMENTS. Buyer shall reimburse the Seller for Seller's cost for the items of Equipment set forth in Schedule 2.1(g) (iii) within thirty (30) days from the Effective Date.

                  9.6 EMPLOYEE VACATION ACCRUALS. Buyer agrees to credit all former employees of the Seller, which become employees of the Buyer, with the vacation and sick day accruals set forth in Schedule 9.6 hereof, in accordance with the policies, with respect to vacation and sick days set forth in such
Schedule 2.1(t) hereto.

                  10.      MISCELLANEOUS PROVISIONS.

                  10.1 CONFIDENTIALITY. The Seller, the Stockholders and Buyer agree not to, directly or indirectly, without the prior written consent of the other, use or disclose to any person, firm or corporation, any materials or information obtained in Buyer's due diligence investigation of the Seller not a part of the Purchased Assets, or any of the terms of this Agreement, except as may be required by the disclosure obligations of Buyer under applicable securities laws or as may be required to be disclosed to the attorneys and/or accountants of the parties hereto in connection with the transactions contemplated hereby.

                  10.2 NOTIFICATION. Each party hereto shall give the other party or parties hereto prompt written notice of (a) the existence of any fact or the occurrence of any event which constitutes, or with the giving of notice or the passage of time or both would constitute, a breach of any representation or warranty of the party giving such notice made herein or pursuant hereto and
(b) the taking of any action by the party giving such notice that would breach or violate, or constitute a default under, any agreement or covenant of such party made herein or pursuant hereto. The giving of any such notice shall not affect, modify or limit in any way any

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

representation, warranty, agreement or covenant of the parties made herein or pursuant hereto.

         10.3 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         10.4 NOTICES. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given when delivered by hand, or posted in the United States mail by registered or certified mail with postage pre-paid, return receipt requested, (a) if to Buyer, to Protocol Acquisition Sub 2, Inc., c/o Protocol Communications, Inc. 2197 Ringling Blvd., Sarasota, Florida 34237,
Attention: Stephen McLean; copy to Hertzog, Calamari & Gleason, 100 Park Avenue, New York, NY 10016, Attention: John D. Vaughan, Esq., facsimile number: (212) 213-1199, and (b) if to the Seller or the Stockholders, to Charles F. Read and
C. Baldwin Read, 19348 N. 4th Street, Covington, Louisiana 70433; copy to Michael L. Eckstein, 1515 Poydras Street, Suite 2195, New Orleans, Louisiana 70112, facsimile number: (504) 566-0040; or to such other address(es) as shall be specified by like notice to the other parties.

         10.5 AMENDMENTS. This Agreement may be amended or modified at any time prior to the Effective Date, but only by a written instrument executed by all of the parties hereto.

         10.6 ENTIRE AGREEMENT. This Agreement (together with the other agreements, certificates, instruments and documents delivered pursuant hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

         10.7 APPLICABLE LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Delaware. The parties hereby consent to the exclusive jurisdiction of Federal and Louisiana courts located in the St. Tammany Parish and agree that service of process by certified mail, return receipt requested, shall constitute personal service for all purposes hereof.

         10.8 TERMINATION. This Agreement may be terminated at any time prior to the Effective Date by any of the following:

         (a) By mutual written agreement of Buyer and the Seller;

         (b) By either Buyer or the Seller, if the Closing has not occurred by November 15, 1998, upon written notice by such terminating party, provided that at the time such notice is given a material breach of this Agreement by such terminating party shall not be the principal reason for the Closing's failure to occur;

         (c) Subject to the provisions of Section 10.9 hereof, by Buyer, by written notice to the Seller, if there has been a material violation or breach of any of the Stockholders' or the Seller's covenants or agreements made herein or in connection herewith or if any representation or warranty of the Stockholders or the Seller made herein or in connection herewith proves to be materially inaccurate or misleading; or

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

                 (d) Subject to the provisions of Section 10.9 hereof, by the Seller, by written notice to Buyer, if there has been a material violation or breach of any of Buyer's covenants or agreements made herein or in connection herewith or if any representation or warranty of Buyer made herein or in connection herewith proves to be materially inaccurate or misleading.

         10.9 EFFECTS OF TERMINATION. If this Agreement is terminated as provided in Section 10.8 hereof, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto (or any of their respective stockholders, officers, directors or employees), except based on the agreements contained in Sections 7.3 and 7.4 hereof; PROVIDED, HOWEVER, that if Buyer terminates this Agreement pursuant to Section 10.8(c) hereof, or the Seller terminates this Agreement pursuant to Section 10.8(d) hereof, the non-terminating party shall remain liable for any breach hereof.

         10.10 HEADINGS. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

         10.11 FEES AND DISBURSEMENTS. Buyer shall pay its own expenses, and the fees and disbursements of the counsel, accountants or auditors retained by it in connection with the preparation, execution and delivery of this Agreement and the fees and expenses and disbursements of the counsel to the Seller and the Stockholders shall be paid by the Stockholders.

         10.12 ASSIGNMENT. This Agreement may not be assigned by the Seller or any Stockholder without the prior written consent of Buyer.

         10.13 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.14 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.


                          [NEXT PAGE IS SIGNATURE PAGE]



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Asset Purchase Agreement the day and year first above written.



ANSERPHONE, INC.


By: /s/ Raymond P. Wilson
-----------------------
Name:
Title:

PROTOCOL HOLDINGS, INC.
with respect only to Sections 1.5(a) and 2.4 hereof


By: /s/ Stephen G. Mclean
------------------------------
Name:
Title: President

ANSERPHONE OF NEW ORLEANS, INC.


By: /s/ Charles F. Read, Jr.
------------------------------
Name: Charles F. Read, Jr.
Title: Vice-president


STOCKHOLDERS:



/s/ Charles F. Read, Jr.
------------------------------
Charles F. Read, Jr.



/s/ C. Baldwin Read
------------------------------
C. Baldwin Read


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